(d)(5)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT VOYA VARIABLE PORTFOLIOS, INC.

OPERATING EXPENSE LIMITS

		Maximum Operating Expense Limit
		(as a percentage of average net assets)

			Share Classes

Name of Fund*	Adviser	I	R6	S	S2	T
Voya Emerging Markets Index Portfolio	N/A	0.55%	N/A	0.80%	N/A	N/A
Initial term for Class I and Class S Expires
May 1, 2024
Voya Global High Dividend Low Volatility	1.34%	0.84%	N/A	1.09%	1.24%	N/A
Portfolio
Term Expires May 1, 2021
Voya Index Plus LargeCap Portfolio	1.05%	0.55%	N/A	0.80%	N/A	N/A
Term Expires May 1, 2020
Voya Index Plus MidCap Portfolio	N/A	0.60%	N/A	0.85%	N/A	N/A
Initial Term Expires May 1, 2006
Voya Index Plus SmallCap Portfolio	N/A	0.60%	N/A	0.85%	N/A	N/A
Initial Term Expires May 1, 2006
Voya International Index Portfolio	1.00%	0.50%	N/A	0.75%	0.90%	N/A
Term Expires May 1, 2024
Voya Russell™ Large Cap Index Portfolio	0.87%	0.37%	N/A	0.62%	0.77%	N/A
Initial Term Expires May 1, 2009
Initial Term for Class S2 Expires May 1, 2010
Voya Russell™ Mid Cap Growth Index	N/A	0.43%	N/A	0.68%	0.83%	N/A
Portfolio
Term Expires May 1, 2017

Voya Russell™ Mid Cap Index Portfolio	0.93%	0.43%	N/A	0.68%	0.83%	N/A
Initial Term Expires May 1, 2009
Initial Term for Class S2 Expires May 1, 2010
Voya Russell™ Small Cap Index Portfolio	0.95%	0.45%	N/A	0.70%	0.85%	N/A
Initial Term Expires May 1, 2009
Initial Term for Class S2 Expires May 1, 2010
Voya Small Company Portfolio	1.36%	0.86%	0.86%	1.11%	N/A	N/A
Term Expires May 1, 2024
Voya U.S. Bond Index Portfolio	0.88%	0.38%	N/A	0.63%	0.78%	N/A
Term Expires May 1, 2020

Effective Date: May 1, 2024, to reflect the removal of Class T for Voya Global High Dividend Low Volatility Portfolio.

*This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.